EXHIBIT 10.12

MINERALS TECHNOLOGIES INC.
SAVINGS AND INVESTMENT PLAN

(As amended and restated effective as of January 1, 2005
with certain other effective dates)

November 2005

MINERALS TECHNOLOGIES INC. SAVINGS AND INVESTMENT PLAN
(As amended and restated effective as of January 1, 2005 with certain other effective dates)
TABLE OF CONTENTS
		Page
I.	PURPOSES	1
II.	DEFINITIONS	1
III	EFFECTIVE DATE	5
IV.	ELIGIBILITY	5
V.	PARTICIPATION	5
VI.	CONTRIBUTIONS	5
VII.	INVESTMENT OF FUNDS	12
VIII	CREDITS TO MEMBERS' ACCOUNTS	16
IX.	SUSPENSION OF CONTRIBUTIONS	16
X.	WITHDRAWALS	17
XI.	SETTLEMENT UPON TERMINATION OF EMPLOYMENT	19
XII.	MINIMUM DISTRIBUTION REQUIREMENTS	25
XIII.	SAVINGS ND INVESTMENT PLAN COMMITTEE	28
XIV.	TRUST AGREEMENT	31
XV.	ASSOCIATE COMPANIES	31
XVI.	VOTING RIGHTS	32
XVII.	ADMINISTRATIVE COSTS	33
XVIII.	NON-ALIENATION OF BENEFITS	33
XIX.	NOTICE	33
XX.	INVESTMENTS	34

(i)

XXI.	TREASURY APPROVAL	34
XXII.	MISCELLANEOUS	34
XXIII.	TERMINATION, AMENDMENT OR SUSPENSION OF THE PLAN	36
XXIV.	PLAN MERGERS AND CONSOLIDATIONS	36
XXV.	CLAIMS PROCEDURE	37
XXVI.	TOP-HEAVY RULE	38
XXVII.	LOAN PROVISIONS	40
Schedule A		42

(ii)

MINERALS TECHNOLOGIES INC.
SAVINGS AND INVESTMENT PLAN

(As amended and restated effective as of January 1, 2005
with certain other effective dates)

  PURPOSES

  The purposes of this Plan are to foster thrift on the part of the eligible employees by affording them the opportunity to make regular savings and investments through payroll deductions in order to provide the opportunity for additional security at retirement, and also to provide them with a proprietary interest in the continued growth and prosperity of the Company. As an incentive, the Company will match a portion of such savings by regular contributions as provided in the Plan.

  The Plan was amended and restated as of January 1, 2002 to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") with the intention that the inclusion herein of such provisions shall constitute good faith compliance with EGTRRA and that the Plan shall be construed in accordance with EGTRRA and guidance issued thereunder. Effective as of January 1, 2005, with certain other effective dates, the Plan is being amended and restated to incorporate certain clarifying changes relating to the operation and administration of the Plan. The provisions of the Plan as set forth herein shall be applicable only with respect to those persons who are Members (or their beneficiaries) under the Plan on or after January 1, 2005, or the date specified herein. Any Member (or beneficiary thereof) who terminated employment prior to January 1, 2005, shall continue to have his rights to receive benefits determined under the provisions of the Plan as in effect when his employment relationship so terminated, except to the extent otherwise provided herein.

  DEFINITIONS

  Wherever used in this Plan:

      "Account" means the aggregate interest of a Member in the Plan.

      "After-Tax Contributions" means contributions made by a Member pursuant to Section VI.A. hereof.

      "Associate Company" means any corporation of which Minerals Technologies Inc. owns directly or indirectly at least 80% of the issued and outstanding shares of stock, which, with the consent of the Company, adopts this Plan pursuant to the provisions of Section XV. hereof, and when action is required to be taken hereunder by an Associate Company such action shall be authorized by its Board of Directors.

      "Business Day" means each day of each Plan Year on which the New York Stock Exchange is open for the transaction of business.

      "Code" means the Internal Revenue Code of 1986, as from time to time amended.

      "Committee" means the Savings and Investment Plan Committee hereinafter provided for in Section XIII. hereof.

      "Company" means Minerals Technologies Inc., a Delaware corporation, and any successor corporation, and when action is required to be taken hereunder by the Company, such action shall be authorized by the Compensation and Nominating Committee or the Board of Directors of the Company.

      "Disability" means any medically determinable physical or mental impairment which causes the Member to be eligible for benefits under an Employer's long-term disability insurance program.

      "Employee" means a person who is employed in the service of an Employer within the United States of America or any of its territories or possessions, or who is a United States citizen employed in the service of an Employer outside the continental limits of the United States of America, except a person who is included in a unit of employees covered by a collective bargaining agreement that does not provide for coverage of such person under the Plan if there is evidence that retirement benefits were the subject of good faith bargaining. A person who is a United States citizen or a Participating Resident Alien and who is employed outside the continental limits of the United States of America in the service of a foreign subsidiary (including foreign subsidiaries of such foreign subsidiary) of the Company shall be considered, for all purposes of this Plan, as employed in the service of the Company, if (1) the Company has entered into an agreement under section 3121(l) of the Code which applies to the foreign subsidiary of which such person is an employee, and (2) contributions under a funded plan of deferred compensation, whether or not a plan described in section 401(a), 403(a), or 405(a) of the Code, are not provided by any other person with respect to the remuneration paid to such individual by the foreign subsidiary. In addition, any person performing services for the Company as a Leased Employee shall, for purposes of the Plan, continue to be an employee of such leasing organization, and not of the Company, notwithstanding the provisions of the Code requiring that such person may have to be counted as an employee of the Company in order to perform certain plan qualification tests as contained therein. The term "Employee" shall also not include any person who is performing services for the Company pursuant to an agreement, contract, or arrangement under which said individual is designated, characterized, or classified as an independent contractor, consultant, or any category or classification other than an employee without regard to whether any determination by an agency, governmental or otherwise, or court concludes that such classification or characterization was in error.

      "Employer"" means the Company or any Associate Company. For purposes of sections 410 and 411 of the Code, "Employer" also shall mean any corporation or other trade or business that is treated under the first sentence of section 414(b) or under section 414(c) of the Code as constituting the same "employer" as the Company or an Associate Company, with respect to any period of such affiliated status.

      "Employer Matching Contributions" means contributions made by an Employer pursuant to Section VI.B. hereof.

      "Hours of Service" means all hours for which an Employee is directly or indirectly paid, or entitled to payment (including back pay for periods for which such awards pertain), by an Employer (or any company which is a member of the same controlled group of corporations, within the meaning of section 1563(a) of the Code as an Employer or any trade or business whether or not incorporated which is under common control of an Employer as determined under regulations prescribed under section 414 of the Code at the time of such service) for the performance of duties, or for reasons other than the performance of duties, such as vacation, injury, accident, sickness, short-term Disability or authorized leave of absence. In the case of a payment which is made or due on account of a period during which an Employee performs no duties, Hours of Service will be determined in accordance with the appropriate Department of Labor regulations (section 2530.200b-2(b) and (c)). Notwithstanding any provision of the Plan to the contrary, effective as of December 12, 1994, contributions and benefits with respect to "qualified military service" will be provided in accordance with section 414(u) of the Code.

      "Leased Employee" means, any person other than an Employee, who, pursuant to an agreement between an Employer and any other person ("leasing organization") performs services for the Employer (or the Employer and any related persons or entities under common control determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient. Any person performing services for an Employer as a Leased Employee shall, for purposes of the Plan, not be an employee of the Employer, notwithstanding amendments to the Code which require that such person may have to be counted as an employee of the Employer in order to perform certain plan qualification tests as contained therein.

      "Member" means an Employee who participates in the Plan in accordance with the provisions of Section V. hereof, or a former participant in the Plan who retains an Account therein.

      "Member Contributions" means the After-Tax Contributions and Qualified Deferred Earnings Contributions made to the Plan pursuant to Section VI.A. hereof.

      "Participating Resident Alien" means a person who is not a United States citizen but (1) has previously been employed as a lawful resident alien in the service of an Employer within the United States of America, (2) was a Member of the Plan during such employment, (3) is currently employed at a location outside both the person's country of citizenship and the continental limits of the United States of America, and (4) continues to maintain his eligibility for employment as a lawful resident alien within the United States of America.

      "Plan" means this Minerals Technologies Inc. Savings and Investment Plan, as it may be amended from time to time.

      "Plan Year" means the calendar year.

      "Qualified Deferred Earnings Contributions" means the contributions made on behalf of a Member under section 401(k) of the Code and the applicable Treasury Regulations thereunder pursuant to Section VI.A. hereof.

      "Regular Earnings" means for any Plan Year the sum of (1) the base pay and bonuses received by a Member, as established by an Employer, plus the Member's overtime pay, premium pay, call-in/call-back pay and vacation pay, but excluding contest awards, remuneration received in the form of salary continuance or lump sum severance by a Member while no longer providing services to an Employer and other similar payments and (2) any amount which is contributed by a Member's Employer on behalf of the Member pursuant to a salary reduction agreement and which is not includible in gross income under sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code. A Member's Regular Earnings shall not include any amounts in excess of $210,000 as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code.

      "Rollover Contributions" means the cash rollover contributions made by a Member in respect of distributions from another qualified trust excluding the portion of any such distribution that is not includible in the gross income of the Member.

      "Spouse" of a Member means the person of the opposite sex to whom the Member is legally married at the time of commencement of benefits or to whom the Member was legally married at the time of the Member's death if the Member's benefits did not commence prior to the Member's death.

      "Temporary Employee" means any Employee whose employment at time of hire is limited in time to a period of less than six (6) months.

      "Trustee" means the Trustee hereinafter provided for in Section XIV. hereof.

      "Value Determination Date" means the Business Day as of which the Committee shall determine the value of each Fund established pursuant to Section VII. hereof.

      "Vested" means to have acquired, in accordance with the express provisions of the Plan, a nonforfeitable interest in all or part of an Employer's contributions hereunder, which becomes payable as provided in the Plan.

  Wherever used in this Plan, the masculine or neuter pronoun shall include the feminine pronoun, and the singular includes the plural.

  EFFECTIVE DATE

  The effective date of the Plan is April 1, 1993. The Plan as in effect prior to the effective date of any amendment will continue to apply to those who terminated employment prior to such date except as otherwise provided by the Plan or under applicable law.

  ELIGIBILITY

  Each Employee who was a "Member" as defined under the Plan as in effect on December 31, 2004, shall remain a Member on January 1, 2005. All other Employees shall be eligible to become Members on the date of their commencement of employment with an Employer referred to in Schedule A (a "Schedule A Employer"). Notwithstanding the foregoing, a Temporary Employee who begins employment with a Schedule A Employer, shall not become eligible to become a Member until the first day of the payroll period following his completion of 1,000 Hours of Service. No Leased Employee will be eligible to be a Member.

  PARTICIPATION

  Participation in the Plan shall be entirely voluntary. An Employee who is eligible to become a Member may become a Member on the first day of any payroll period following or coincident with the date on which he becomes eligible in accordance with Section IV. hereof, by authorizing and directing his Employer in accordance with rules and procedures approved by the Committee to (i) make payroll deductions and (ii) to invest such payroll deductions as hereinafter provided, or with the approval of the Company, as a result of a plan-to-plan transfer to the Plan for the account of said Employee in accordance with Section VI.C. hereof. Such authorizations and directions shall continue in effect unless or until the Member suspends, withdraws, or modifies them, as hereinafter provided, or until termination of employment or of the Plan.

  CONTRIBUTIONS

      Member Contributions

      Each employee who is a Member may elect in accordance with rules and procedures approved by the Committee, to contribute in each pay period, by payroll deduction, an amount equal to from 2% to 15% (20%, effective as of the payroll period ending December 23, 2005), inclusive, in whole percents of his after-tax Regular Earnings for said period, or a lesser amount in accordance with rules and procedures approved by the Committee (which rules and procedures may be applied uniformly, or solely to any Member who is a "highly compensated employee," as defined below) hereinafter referred to as "After-Tax Contributions." A Member may elect under section 401(k) of the Code and the applicable Treasury regulations thereunder, in accordance with rules and procedures approved by the Committee, to defer receipt of from 2% to 15% (20%, effective as of the payroll period ending December 23, 2005), inclusive, in whole percents of his Regular Earnings, or a lesser amount in accordance with rules and procedures established by the Committee (which rules and procedures may be applied uniformly, or solely to any Member who is a "highly compensated employee," as defined below) and to have such deferred earnings, hereinafter referred to as "Qualified Deferred Earnings Contributions," contributed to the Plan by his Employer on his behalf. The total contribution under this Section VI. shall in no event exceed 15% (20%, effective as of the payroll period ending December 23, 2005) of the Member's Regular Earnings.

      Notwithstanding the foregoing, under no circumstances shall an election by a Member be given effect (a) to the extent that the Member's Qualified Deferred Earnings Contributions exceed the dollar limitation contained in Section 402(g) of the Code in effect with respect to any taxable year of the Member, or (b) to the extent that an election by a Member who is a "highly compensated employee," as hereinafter defined, might cause the Plan to fail to meet the discrimination standards set forth in section 401(k)(3) of the Code. In this regard, the actual deferral percentage of the Qualified Deferred Earnings Contributions on behalf of Members who are "highly compensated employees" for any Plan Year must either be (a) not more than such percentage for all other Members for such Plan Year multiplied by 1.25, or (b) not more than two (2) percentage points greater than such percentage for all other Members for such Plan Year and not more than such percentage for all other Members for such Plan Year multiplied by two (2).

      "Highly compensated employees" shall mean (a) any Employee who is a 5% owner (as defined in section 416(i)(1)(B)(i) of the Code) at any time during the current year or the immediately preceding year, or (b) during the year immediately preceding the current year, had compensation (as defined in Section VI.E.2.) from an Employer in excess of $95,000 (as adjusted pursuant to section 415(d) of the Code, except that the base period for determining any such adjustment shall be the calendar quarter ending September 30, 1996. Notwithstanding the foregoing, the determination of "highly compensated employees" pursuant to (b) above, shall be limited to those Employees who are in the "top paid group" (as defined in section 414(q)(3) of the Code) for the preceding year.

      Qualified Deferred Earnings Contributions hereunder shall not exceed the limits set forth in section 401(k)(3) of the Code. For purposes of applying such limits:

            "prior year ADP testing" (within the meaning of Internal Revenue Service Revenue Notice 98-1) shall be employed; and

            section 401(k)(3) of the Code, Treasury regulations promulgated thereunder and such other guidance as may be issued by the Internal Revenue Service under such section of the Code are incorporated herein by reference.

      Election of the amount of After-Tax Contributions and Qualified Deferred Earnings Contributions by a Member shall be made upon enrollment in the Plan in the manner hereinbefore provided, and a Member may change his election at any time in accordance with rules and procedures approved by the Committee, such election to be effective upon the first day of the next succeeding payroll period. A Member who is a "highly compensated employee" shall be required to revise his election either to defer an amount of his Regular Earnings and/or to contribute a portion of his Regular Earnings, in conformity with rules and procedures approved by the Committee, to enable the Plan to meet the non-discrimination tests set forth in the Code and the applicable Treasury regulations thereunder.

      In the event that the limits described in section 401(k)(3) of the Code and the applicable Treasury regulations thereunder are inadvertently exceeded, the following provisions shall apply:

        The amount of Qualified Deferred Earnings Contributions subject to the limits described in section 401(k)(3) of the Code ("401(k)(3) Limited Qualified Deferred Earnings Contributions") which may be made on behalf of some or all highly compensated employees shall be reduced by reducing to the extent necessary the highest percentage rates elected by the highly compensated employees. Such adjustment shall be made by first reducing the 401(k)(3) Limited Qualified Deferred Earnings Contributions of the highly compensated employee with the highest dollar amount of 401(k)(3) Limited Qualified Deferred Earnings Contributions for the Plan Year to a dollar amount which reduces such highly compensated employee's percentage rate to a level that permits the Plan to satisfy the requirements of section 401(k)(3) of the Code or, if less, to an amount which equals the dollar amount of the 401(k)(3) Limited Qualified Deferred Earnings Contributions of the highly compensated employee with the next highest amount of 401(k)(3) Limited Qualified Deferred Earnings Contributions for the Plan Year, and repeating such process until the requirements of section 401(k)(3) of the Code are satisfied.

        Qualified Deferred Earnings Contributions subject to reduction under this paragraph ("excess contributions") (calculated as described in section 401(k)(8)(B) of the Code and Treasury regulations thereunder), plus any income and minus any losses allocable thereto, shall be returned to the applicable Employers and paid by such Employers to the affected Members before the close of the Plan Year following the Plan Year in which the excess contributions were made, and to the extent practicable within 2 1/2 months of the close of the Plan Year in which the excess contributions were made. The Account of any affected Member shall be adjusted accordingly, and the Committee shall take, and instruct the appropriate Employers to take, such other action as shall be necessary or appropriate to effectuate such distribution. If the Committee adopts appropriate rules in accordance with regulations issued by the Secretary of the Treasury, the Member may elect, in lieu of a return of the excess contributions, to contribute the excess contributions to the Plan as After-Tax Contributions for the Plan Year in which the excess contributions were made, subject to the limitations of Section VI.E. hereof. The Member's election shall be made within 2 1/2 months of the close of the Plan Year in which the excess contributions were made, or within such shorter period as the Committee may prescribe. In the absence of a timely election by the Member, the Committee shall return his excess contributions as provided in this paragraph 2.

        The amount of income attributable to the excess contributions shall be determined by multiplying the total income on the Member's Qualified Deferred Earnings Contributions for the Plan Year in which the excess contributions were made by a fraction, the numerator of which is the amount of excess contributions for that Plan Year and the denominator of which is the total value of the Member's Qualified Deferred Earnings Contributions as of the first Business Day of the Plan Year plus the Member's Qualified Deferred Earnings Contributions for the Plan Year. Income for the period between the end of the applicable Plan Year and the date of the corrective distribution shall be disregarded. Member Contributions shall be remitted to the Trustee within thirty (30) days after the end of the calendar month in which the contributions are deducted, and shall be made in cash; provided, however, that all or any portion of any such contribution to Fund V, as defined in Section VII.A. hereof, in the discretion of the Committee, may be retained and added to the Company's capital funds, and there may be delivered to the Trustee treasury stock or authorized but previously unissued stock of the Company, of a value equal to the amount so retained. Notwithstanding the foregoing, Member Contributions shall be remitted to the Trustee in accordance with the requirements of Department of Labor Regulations section 2510.3-102. The value of any such stock shall be the closing price of the stock on the New York Stock Exchange on the applicable Value Determination Date. After-Tax Contributions and Qualified Deferred Earnings Contributions and the earnings thereon shall be nonforfeitable.

      Employer Matching Contributions

        Each Employer shall contribute on a bi-weekly basis and allocate to the Account of each of its Employees who is a Member an amount equal to the percent indicated below of the contributions made by such Employee as After-Tax Contributions, or contributed to the Plan by the Employer on behalf of each such Employee as Qualified Deferred Earnings Contributions, up to 6% of such Employee's Regular Earnings, determined before any reduction for Qualified Deferred Earnings Contributions, hereinafter referred to as "Employer Matching Contributions":

Contributions by or on Behalf of a Member	Employer Matching Contributions
First 2%	100%
Next 4%	50%

        Employer Matching Contributions shall be remitted to the Trustee within thirty (30) days after the end of each calendar month, and shall be made in cash; provided, however, that all or any portion of any such contribution to the Company Match Fund (Fund M), as defined in Section VII.B. hereof, may be retained and added to the Company's capital funds, and there may be delivered to the Trustee treasury stock or authorized but previously unissued stock of the Company, of a value equal to the amount so retained. The value of any such stock contributed by an Employer shall be the closing price of the stock on the New York Stock Exchange on the applicable Value Determination Date. Employer Matching Contributions and the earnings thereon shall be nonforfeitable.

        At the discretion of the Company, Employer Matching Contributions in any Plan Year may be increased to an amount not to exceed 100% in the aggregate of Member Contributions or contributions made on behalf of Members as Qualified Deferred Earnings Contributions. The additional Employer Matching Contributions, if any, provided for in this Section VI.B.2. shall be allocated to the Account of each Member in the same manner as provided in Section VI.B.1. hereof.

        Notwithstanding anything hereinabove to the contrary, in the case of all Employer Matching Contributions hereunder, the amount of contributions in a Plan Year shall in no event exceed the amount allowable under the Code and applicable Treasury regulations thereunder to the Employer making the contributions as a deduction for contributions paid to this Plan. Notwithstanding any provisions to the contrary, any contribution by the Company is conditioned upon the deductibility of the contribution by the Company under the Code and, to the extent any such deduction is disallowed, the Company shall, within one (1) year following the disallowance of the deduction, demand repayment of such disallowed contribution and the Trustee shall return such contribution within one (1) year following the disallowance. Earnings of the Plan attributable to the excess contribution may not be returned to the Company, but any losses attributable thereto must reduce the amount so returned.

      Plan-to-Plan Transfers

      Assets transferred to the Plan from (i) a pension or profit sharing plan maintained by an Employer as a result of an amendment, termination, merger, or consolidation of said plan or (ii) the Pfizer 401(k) Plan shall constitute a plan-to-plan transfer. For the purpose of this Plan, amounts attributable to a plan-to-plan transfer shall be treated as employee contributions or as employer contributions for all purposes of the Plan, including Sections VI.A. and XXVII. hereof, in accordance with the treatment afforded such assets in the transferor plan, except that such assets may be invested, at the election of the affected Employee in the Funds described in Section VII.A. hereof in accordance with the provisions of Section VII.A. hereof, notwithstanding the fact that they represented employer contributions in the prior plan. An Employee shall be vested in assets in his Account hereunder as a result of a plan-to-plan transfer to at least the same extent as the Employee was vested in such monies under the terms of the transferee plan. Employees affected by this Section VI.C. shall be deemed to be Members of the Plan with respect to such Accounts whether or not they are otherwise eligible to be Members of the Plan pursuant to the other provisions of the Plan.

      Rollover Contributions

      The Committee in its sole discretion, exercised in a uniform and nondiscriminatory manner, may permit an Employee who has satisfied the requirements of Section V. hereof to make a Rollover Contribution to the Plan by delivering, or causing to be delivered, the cash which constitutes such Rollover Contribution to the Trustee in accordance with rules and procedures approved by the Committee. The Employee shall allocate the investment of his Rollover Contribution among the Funds described in Section VII.A. hereof in accordance with rules and procedures approved by the Committee. Notwithstanding any provision to the contrary, under no circumstances shall any funds attributable to any Employee's Rollover Contribution be used in any way as the basis for the allocation of any Employer Matching Contributions pursuant to Section VI.B. hereof or forfeitures pursuant to Section VI.E. hereof.

      Maximum Additions

      The total annual additions, as hereinafter defined, made to the Account of a Member shall not exceed the lesser of: $42,000 (as adjusted for increases in the cost of living under section 415(d) of the Code), or 100% of compensation, subject to the following:

      For purposes of this Section VI.E.:

      1.     The term "annual addition" shall mean the sum of Employer Matching Contributions, After-Tax Contributions, Qualified Deferred Earnings Contributions and forfeitures. The term "annual addition" shall not include plan-to-plan transfers or, Rollover Contributions.

      2.     The term "compensation" shall mean an Employee's compensation as defined in section 415(c)(3) of the Code, including, any deferrals under sections 125, 132(f)(4), 402(e)(3), 401(h)(1)(B) or 403(b) of the Code.

      The limitations of this Section VI.E. with respect to any Member who at any time has participated in any other defined contribution plan, or in more than one (1) defined benefit plan, maintained by a corporation which is a member of the controlled group of corporations (within the meaning of section 1563(a), determined without regard to section 1563(a)(4) and (e)(3)(C), and section 415(h) of the Code) of which his Employer is a member, shall apply as if the total benefits payable under all defined benefit plans in which the Member has been a participant were payable from one (1) plan, and as if the total annual additions, made to all defined contribution plans in which the member has been a participant, were made to one (1) plan.

      If such annual additions exceed the foregoing limitation, any contributions made by the Member, which cause the excess, shall be returned to the Member. If, after returning such contributions to the Member, an excess still exists, such excess shall be reallocated to eligible Members as a forfeiture and credited to the Accounts of such Members on the basis of their respective Account balances. If, after reallocating such excess as forfeitures among all eligible Members, the annual addition still exceeds the applicable limitation for each and every Member, such excess as still remains shall be held unallocated in a suspense account for the limitation year, which shall mean the Plan Year, and allocated and reallocated in the next limitation year before any employer or employee contributions which would constitute annual additions under section 415 of the Code and the Treasury regulations thereunder may be made to the Plan for that limitation year.

      Limitations on After-Tax Contributions and Employer Matching Contributions

      Notwithstanding the foregoing, the following rules and limitations shall apply to After-Tax Contributions and Employer Matching Contributions:

      With respect to each Plan Year, the spread between the "contribution percentage" (within the meaning of section 401(m)(3) of the Code and the Treasury regulations thereunder) for highly compensated employees (as defined in Section VI.A. hereof) shall not exceed the "contribution percentage" of the remaining Employees required to be considered under section 401(m)(2) of the Code and the Treasury regulations thereunder, by an amount that would cause the Plan to fail to meet the anti-discrimination requirements set forth in section 401(m) of the Code.

      If after the close of any Plan Year, the Committee shall determine that the spread between the "contribution percentage" for (A) "highly compensated employees," and (B) the remaining Employees required to be considered under section 401(m)(2) of the Code and the Treasury regulations thereunder, for the Plan Year then ended is such that the Plan would fail to meet the anti-discrimination requirements set forth in section 401(m) of the Code, the following provisions shall apply:

        The amount of After-Tax Contributions and Employer Matching Contributions which may be made on behalf of some or all highly compensated employees in the Plan Year shall be reduced by reducing to the extent necessary the highest percentage rates elected by the highly compensated employees. Such adjustment shall be made by first reducing the After-Tax Contributions and Employer Matching Contributions of the highly compensated employee with the highest dollar amount of After-Tax Contributions and Employer Matching Contributions for the Plan Year to a dollar amount which reduces such highly compensated employee's percentage rate to a level that permits the Plan to satisfy the requirements of section 401(m)(2) of the Code or, if less, to an amount which equals the dollar amount of the After-Tax Contributions and Employer Matching Contributions of the highly compensated employee with the next highest amount of After-Tax Contributions and Employer Matching Contributions for the Plan Year, and repeating such process until the requirements of section 401(m)(2) of the Code are satisfied.

        Notwithstanding any other provision of the Plan, any After-Tax Contributions and Employer Matching Contributions subject to reduction under this paragraph ("excess aggregate contributions", calculated as described within the meaning of section 401(m)(6)(B) of the Code and Treasury regulations thereunder), together with income attributable to the excess aggregate contributions, determined in accordance with paragraph 4., shall be reduced in the following order of priority:

          After-Tax Contributions, to the extent of the excess aggregate contributions, together with the income, and excluding any losses, attributable to those contributions, shall be returned to the Member's Employer and paid by such Employer to the affected Members, and then, if necessary,

          Employer Matching Contributions, together with the income attributable to those contributions, shall be forfeited and applied to reduce subsequent Employer Matching Contributions.

        Any repayment or forfeiture of excess aggregate contributions shall be made before the close of the Plan Year following the Plan Year for which those contributions were made, and to the extent practicable within 2 1/2 months of the close of the Plan Year in which the contributions were made. The After-Tax Contributions and Employer Matching Contributions of any affected Member shall be adjusted accordingly, and the Committee shall take, and instruct the Employer to take, such other action as shall be necessary or appropriate to effectuate such distribution or forfeiture.

        The amount of income attributable to the excess aggregate contributions shall be determined by multiplying the total income on the Member's Account attributable to After-Tax Contributions and Employer Matching Contributions for the Plan Year in which the excess aggregate contributions were made by a fraction, the numerator of which is the amount of excess aggregate contributions for that Plan Year and the denominator of which is, the total value of the Member's Account attributable to After-Tax Contributions and Employer Matching Contributions as of the first Business Day of that Plan Year plus the Member's After-Tax Contributions and Employer Matching Contributions for the Plan Year. Income for the period between the end of the applicable Plan Year and the date of the corrective distribution shall be disregarded.

        If any highly compensated employee is a member of another qualified plan of an Employer under which deferred cash contributions or matching contributions are made on behalf of the highly compensated employee or under which the highly compensated employee makes after-tax contributions, the Committee shall implement rules, which shall be uniformly applicable to all employees similarly situated, to take into account all such contributions under all such plans in applying the limitations of this Section VI.F.

        Employer Matching Contributions and After-Tax Contributions hereunder shall not exceed the limits set forth in section 401(m)(2) of the Code. For purposes of applying such limits:

            "prior year testing" (within the meaning of Internal Revenue Notice 98-1) shall be employed; and

            section 401(m)(2) of the Code, Treasury regulations promulgated thereunder, and such other guidance as may be issued by the Internal Revenue Service under such section of the Code are incorporated herein by reference.

  INVESTMENT OF FUNDS

      Member Contributions

      Each Employee who becomes a Member may elect upon enrollment, and thereafter at any time, by direction in accordance with rules and procedures approved by the Committee, that his future After-Tax Contributions and Qualified Deferred Earnings Contributions shall be invested in one (1) or more of the following Funds:

      Fund I -- FIXED INCOME FUND - A fund, valued at book, invested and re-invested directly or through one (1) or more collective investment vehicles primarily in obligations of a short term nature, including but not limited to savings accounts, savings and loan accounts, time deposits, certificates of deposit, savings certificates, short term securities issued or guaranteed by the United States of America or any agency or instrumentality thereof, and corporate obligations or participations therein (but excluding specifically any separately managed account obligations of the Company or an Associate Company), although the same may not be legal investments for trustees under the laws applicable thereto, to be selected and held by the Trustee in its sole discretion; or invested and re-invested in whole or in part in one (1) or more investment contracts with one (1) or more insurance companies or other financial institutions as directed from time to time by the Committee, or in a collective investment vehicle investing in such contracts selected by the Committee.

      Fund II -- BALANCED GROWTH FUND - A fund invested primarily in a diversified portfolio of U.S. equity and fixed-income securities (although the fund may invest up to 25% of its total assets in securities of non-U.S. companies). The fund is intended to present a balanced investment program between growth and income by investing approximately 50-75% of its total assets in common stock, including securities convertible into common stock, and 25-50% of its assets in U.S. government securities and debt securities rated at time of purchase within the two highest grades assigned by Moody's Investors Service, Inc. or by Standard & Poor's, a division of The McGraw-Hill Companies. The fund may also invest up to 20% of its assets in unrated or lower rated debt securities.

      Fund III -- S&P 500 INDEX FUND - A fund invested and reinvested in corporate common stocks of 500 public companies, seeking to match the risk and return of the Standard & Poor's 500 Index.

      Fund IV -- GENERAL EQUITY FUND - A fund invested and re-invested by the Trustee or an investment manager directly or through one or more collective investment vehicles in selected common stocks identified based on fundamental valuation measures and anticipated changes in earnings estimates, although the same may not be legal investments for trustees under the laws applicable thereto. The Trustee shall use selected criteria to construct portfolios that have strong value and growth biases.

      Fund V -- COMPANY STOCK FUND - A fund invested and re-invested in Minerals Technologies Inc. common stock, although such may not be a legal investment for trustees under the laws applicable thereto. The Trustee shall make purchases of such stock in the open market or from the Company if treasury stock or authorized but unissued stock is made available by the Company for such purchase. If such stock is purchased from the Company, its price shall be the closing price of the stock on the New York Stock Exchange on the day of purchase. The Trustee may also purchase such stock from private sources at a cost not in excess of that at which such stock is available on the market.

      Fund VI -- INTERNATIONAL FUND - A fund invested and reinvested by the investment manager in non-U.S. equity investments. The fund is actively managed by use of a systematic approach to analyze the suitability of investments in individual countries, stocks and markets and the degree of currency exposure with respect to investments in the portfolio. The active management of the International Fund includes both the management of the equity investments in the fund and the management of the risk associated with possible fluctuations in the value of currencies.

      A Member shall also have the right, at any time, as the Committee may by uniform rules permit, to direct that any portion of his Account invested in any of the foregoing Funds be transferred to any other of the above Funds. Such direction to transfer shall be effective as of the first Value Determination Date following receipt of the Member's direction by the Committee's appointed agent.

      Notwithstanding anything in this Section VII.A. or any other provision of the Plan to the contrary, any election by a Member involving an acquisition or disposition of shares of Minerals Technologies Inc. common stock ("MTI Shares") shall be subject to such conditions and restrictions as the Committee determines to be necessary or advisable to ensure compliance with all applicable securities laws.  Without limiting the generality of the foregoing, no acquisition or disposition of allocated MTI Shares at the direction of a Member may be effected unless directed by the Member at a time at which that particular Member would be permitted, under the Company's policies regarding insider trading by employees, to acquire or dispose, respectively, of MTI Shares owned by such Member outside of the Plan.

      A Member shall also have the right, at any time, as the Committee may by uniform rules permit, to direct that a portion of his Account invested in any of the foregoing Funds be transferred to the following Fund VII:

      Fund VII -- MUTUAL FUND WINDOW - A fund administered by the Trustee and its agents employed as securities brokers in which a Member can invest in certain self-managed investments. The investments expected to be available under the Mutual Fund Window are certain mutual funds as specified by the Committee. The Account of each Member who invests in the Mutual Fund Window shall be reduced by any brokerage fees and commissions payable on their individual transactions in the Mutual Fund Window and by any monthly access fee. The Committee and the Trustee are authorized to sell assets held in the Member's Account for the purpose of paying the commissions and fees described herein. Notwithstanding the foregoing, (i) a Member's investment in Fund VII will be limited to 50% of the difference between the Member's total Account value and the value of such Member's Account attributable to Employer Matching Contributions and earnings thereon, (ii) the minimum amount that may be transferred into Fund VII at any time is $1,000 and (iii) no amounts invested in Fund I may be directly transferred to Fund VII and no amounts invested in Fund I may be indirectly transferred to Fund VII by first transferring the amounts in Fund I to some other Fund (or Funds) unless such amounts remain invested in the intervening Fund (or Funds) for at least three (3) months.

      Amounts transferred between Fund VII and Funds II through VI and the Pfizer Common Stock Fund, as defined in Section VII.E. hereof, or amounts transferred between the mutual funds within Fund VII may not be transferred directly; the Member must first instruct the Committee or its agent, in accordance with rules and procedures approved by the Committee, to sell his interest in the funds which he wishes to transfer. If such an instruction to sell is properly made on or prior to 4:00 p.m. Eastern Time and the Member does not already maintain a balance in Fund VII, the sale will be completed at the end of the next Business Day; if such an instruction is made after 4:00 p.m. Eastern Time, the sale will be completed at the end of the second Business Day following the date of the instruction. If a Member already maintains a balance in Fund VII, and an instruction to sell is made prior to 4:00 p.m. Eastern Time, the sale will be completed at the end of that Business Day; if such an instruction is made after 4:00 p.m. Eastern Time, the sale will be completed at the end of the next Business Day following the date of the instruction. The Trustee will place the proceeds of such sale in a short-term investment fund, designed to produce a money market rate of return, within Fund VII. Such proceeds will remain in such fund until the Member further instructs the Committee or its agent to transfer all or a portion of such proceeds into one or more of the other funds. For purposes of transferring such amounts between Fund VII and Funds II through VI and the Pfizer Common Stock Fund, or between the mutual funds in Fund VII, the Member may not transfer amounts attributable to the sale of his interest in a fund until the settlement date of such sale, which is normally three (3) Business Days following the sale of an interest in Fund VII, and one (1) Business Day following the sale of an interest in Funds II through VI and the Pfizer Common Stock Fund. The crediting of earnings within the short-term investment fund will not begin until after such settlement date.

      A charge in an amount to be established by the Committee, but not to exceed 1% of the value of the amount being transferred, to cover all or part of the administrative cost thereof, may be deducted for such transfers.

      Employer Matching Contributions

      Employer Matching Contributions shall be invested in a separate unsegregated fund consisting solely, except as provided in Section VII.D. hereof, of Minerals Technologies Inc. common stock (hereinafter known as the Company Match Fund (Fund M)). When such contributions are in cash, the Trustee shall make purchases of such stock in the open market or from the Company if treasury stock or authorized but unissued stock is made available by the Company for such purchases. If such stock is purchased from the Company, its price shall be the closing price on the New York Stock Exchange on the day of purchase or, if not so traded, the average of the closing bid and asked price thereof on such Exchange on the day of purchase. The Trustee may also purchase such stock from private sources at a cost not in excess of that at which such stock could be purchased from the Company as provided herein. A Member may not transfer amounts from the Company Match Fund (Fund M) to another Fund under the Plan. Effective as of December 30, 2005, a Member may transfer or reallocate amounts held for more than two years in the Company Match Fund (Fund M) to another Fund under the Plan.

      Investment of Income Received

      Subject to Section VII.D. hereof, interest, cash dividends, stock dividends and capital gains shall be held or invested and re-invested by the Trustee in the same Fund from which they were derived.

      Cash Balances

      Nothing provided herein shall prevent the Trustee or an investment manager appointed by the Committee from maintaining any portion of the above Funds of the Trust Fund in cash or in short-term obligations of the United States Government or agencies thereof or in other types of short-term investments, including commercial paper (other than obligations of the Company or its affiliates), as it may from time to time deem to be in the best interests of the Plan or Trust Fund; provided, however, that cash balances (including any interim investment thereof) shall not be maintained in Fund V, Fund M or the Pfizer Common Stock Fund except to the extent that such balances are in anticipation of cash distributions from such Funds or are maintained, with respect to Fund V, not to disrupt the non-discretionary purchasing program of the Trustee required by the Plan.

      Pfizer Common Stock Fund

      Amounts transferred to the Plan from Fund P of the Pfizer 401(k) Plan shall be invested in the Pfizer Common Stock Fund and shall remain in such Fund until such time as they are transferred to one or more of the Funds described in Section VII.A. hereof pursuant to a Member's election in accordance with rules and procedures approved by the Committee or distributed pursuant to Section X., Section XI. or Section XXVII. hereof. The Pfizer Common Stock Fund is an unsegregated fund invested and re-invested solely, except as provided in Section VII.D. hereof, in Pfizer Inc. common stock, although such may not be a legal investment for trustees under the laws applicable thereto. No amounts contributed under the Plan may be invested in, or transferred from another Fund into, the Pfizer Common Stock Fund.

  CREDITS TO MEMBERS' ACCOUNTS

  The Committee shall maintain in an equitable manner, a separate Account for each Member, in which it shall keep a separate record of such Member's balance in each Fund attributable to all contributions made by or for the Member. Each Member shall receive periodically, but at least once each year, a statement setting forth the status of his Account.

  SUSPENSION OF CONTRIBUTIONS

  A Member may suspend his Member Contributions at any time by direction to his Employer in accordance with rules and procedures approved by the Committee, to be effective as of the next succeeding payroll period. During such suspension, no contributions will be made by his Employer on behalf of such Member. Subject to Section X.B.5.(c), such Member shall be eligible to recommence contributions at any time, to be effective on the first day of any payroll period designated by him following his notice of his intent to recommence contributions. A Member who is on military leave of absence may elect to continue his contributions under this Plan. A Member who has been laid off for lack of work or who is on other leave of absence will be deemed to have suspended his contributions until such time as he is restored to the regular service of his Employer, at which time he may immediately recommence contributions under the Plan.

  WITHDRAWALS

  Subject to the limitations imposed under Sections VI.C. and X.B. hereof restricting assets transferred to the Plan and the withdrawal of Qualified Deferred Earnings Contributions until the earliest of the Member's retirement, death, Disability, separation from service, hardship or attainment of age 59 1/2, respectively, a Member may, in accordance with rules and procedures approved by the Committee, request a withdrawal of all or any part of the value of his Account, as of the Value Determination Date coincident with or next following the date such withdrawal is requested in accordance with rules and procedures approved by the Committee, upon the following conditions, provided that, a Member who has attained age 59 1/2 who withdraws the full value of his Account may, in accordance with rules and procedures approved by the Committee, elect to receive a lump sum distribution (i) in Minerals Technologies Inc. common stock equal in value to all or any part of his share in Fund V and his share, if any, in the Company Match Fund (Fund M), (ii) in Pfizer Inc. common stock equal in value to all or any part of his share in the Pfizer Common Stock Fund, and (iii) in cash equal in amount to his share in Funds I, II, III, IV, VI and VII, as applicable, and his remaining share in Fund V, the Pfizer Common Stock Fund and/or the Company Match Fund (Fund M).

  Notwithstanding anything in this Section X. to the contrary, a Member subject to Section 16 of the Securities Exchange Act of 1934, as amended (an "Insider"), may not elect to make a withdrawal from his Account (other than a withdrawal in connection with his termination of service) within six (6) months of the date of an election to increase his interest in (i) Fund V (whether by direction of future After-Tax Contributions or Qualified Deferred Earnings Contributions or by transfer of amounts into Fund V from other Funds pursuant to Section VII.A.) or (ii) an investment in Minerals Technologies Inc. common stock under another plan of the Company, to the extent such a withdrawal results in a withdrawal of amounts invested by the Insider in Fund V.

      Withdrawal - Other Than of Qualified Deferred Earnings Contributions

      Except as stated above, a Member shall be entitled to withdraw in cash at any time up to the full value of his Account not attributable to Qualified Deferred Earnings Contributions, plus the cash value, if any, of the balance of his Account invested in the Company Match Fund (Fund M); provided, however, that an Employee shall be entitled to withdraw in cash at any time an amount equal to all or any part of his Account attributable to Employer Matching Contributions only if (i) such contributions have been held under the Plan for at least two (2) years from the date of contribution, (ii) if the Employee would be entitled to make a hardship withdrawal of such Employer Matching Contributions under the hardship withdrawal standards of Section X.B. hereof, or (iii) at least five (5) years have elapsed since the Employee enrolled in the Plan.

      Withdrawal - Qualified Deferred Earnings Contributions

      Except as stated in the second paragraph of this Section X., a Member shall be entitled to make a hardship withdrawal of his Qualified Deferred Earnings Contributions and the amount, if any, in the Pfizer Common Stock Fund attributable to his elective deferrals under section 402(g) of the Code and of the appreciation thereon earned prior to January 1, 1989, up to the amount needed to satisfy the hardship, provided the Member first makes a full withdrawal under Section X.A. hereof and satisfies the Committee as to the existence of such hardship pursuant to the requirements set forth in this Section X.B. Qualified Deferred Earnings Contributions and the appreciation, if any, thereon may not be withdrawn by or distributed to a Member until the earliest of the Member's retirement, death, Disability, separation from service, hardship or attainment of age 59 1/2. A withdrawal is considered a withdrawal due to hardship (a "hardship withdrawal") if it is on account of: (i) an immediate and heavy financial need of the Member, and (ii) the withdrawal is necessary to satisfy such financial need. The Committee may determine that a withdrawal shall be considered a hardship withdrawal if it is requested on account of:

        unreimbursed medical expenses described in section 213(d) of the Code incurred by the Member, his spouse or dependents (as defined in section 152 of the Code) or expenses necessary for such persons to obtain medical care described in section 213(d) of the Code, tuition and related educational fees for the next twelve (12) months of post-secondary education for the Member, his spouse, child or dependent,

        the purchase of the Member's principal residence (excluding mortgage payments),

        payments to prevent eviction from, or foreclosure on the mortgage for, the Member's principal residence, or such other needs as shall be officially recognized by the Internal Revenue Service as giving rise to an immediate and heavy financial need for purposes of section 401(k) of the Code. A hardship withdrawal shall be deemed to be necessary to satisfy an immediate and heavy financial need for a Member if:

          the withdrawal does not exceed the amount of the Member's immediate and heavy financial need, including any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal, the Member has received all distributions, exclusive of hardship withdrawals, and all non-taxable loans available under each qualified plan maintained by an Employer in which the Member participates, and the Member's Qualified Deferred Earnings Contributions and After-Tax Contributions under the Plan and any other contributions thereby under any other qualified or non-qualified plan of deferred compensation maintained by an Employer in which the Member participates are suspended for the twelve (12) month period (six (6) month period, effective as of January 1, 2003) commencing on the date immediately following receipt of the hardship withdrawal.

        In no event may the amount of a hardship withdrawal exceed the amount necessary to satisfy the Member's financial need, taking into account the extent such need may be satisfied through the use of other resources reasonably available to the Member. To demonstrate such necessity, the Member must certify to the Committee that the financial need cannot be satisfied:

          Through reimbursement or compensation by insurance or otherwise,

          By reasonable liquidation of the Member's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need,

          By cessation of Qualified Deferred Earnings Contributions under the Plan, or

          By distributions or nontaxable (at the time of the loan) loans from plans maintained by the Company or any other employer, or by borrowing from commercial sources on reasonable commercial terms.

      For purposes of the above, the Member's resources shall be deemed to include the assets of his spouse and minor children that are reasonably available to the Member.

      Except as provided in this Section X., a hardship withdrawal to a Member shall not affect such Member's eligibility to continue to participate in the Plan, nor shall it affect the non-withdrawn balance of such Member's Account or his rights and privileges with respect thereto.

      SETTLEMENT UPON TERMINATION OF EMPLOYMENT

  Upon termination of employment, a Member, or in case of death, his designated beneficiary, which in the case of a married Member shall be the Member's spouse, unless, with the written consent of the spouse that has been witnessed by a notary public or Plan representative, another beneficiary has been designated, or, if there is no spouse or other designated beneficiary, the Member's legal representative, shall be entitled to the value of his Account, commencing as soon as practicable thereafter, but in no event later than one year following his termination of employment or death, as applicable, upon the following conditions:

      Termination of Employment

        Forms of Benefit. A Member terminating employment, or in the case of a Disabled Member terminating employment, his legal representative if one has been appointed, shall settle his Account by selecting, in accordance with rules and procedures approved by the Committee, one of the following methods:

          in a lump sum distribution in cash equal to the full value of his Account invested in the Funds described in Section VII. hereof, as applicable,

          in a lump sum distribution in (i) Minerals Technologies Inc. common stock equal in value to all or any part of the Member's share in Fund V and the Company Match Fund (Fund M), if any, plus (ii) Pfizer Inc. common stock equal in value to all or any part of the Member's share in the Pfizer Common Stock Fund, if any, plus (iii) cash equal in amount to the Member's share in Funds I, II, III, IV, VI and VII, as applicable, and his remaining share in Fund V, the Company Match Fund (Fund M) and the Pfizer Common Stock Fund, if any,

          with respect to that portion of the Member's Account, if any, equal to the net value of such Member's Account as of March 31, 1997, in distributions in ten (10) substantially equal annual installments in cash equal to the full value of his Account invested in the Funds described in Section VII. hereof, as applicable, and the remaining portion of the Member's Account payable pursuant to paragraph (a) above, or with respect to that portion of the Member's Account, if any, equal to the net value of such Member's Account as of March 31, 1997, in distributions in ten (10) substantially equal annual installments in (i) Minerals Technologies Inc. common stock equal in value to all or any part of the Member's share in Fund V and the Company Match Fund (Fund M), if any, plus (ii) Pfizer Inc. common stock equal in value to all or any part of the Member's share in the Pfizer Common Stock Fund, if any, plus (iii) cash equal in amount to the Member's share in Funds I, II, III, IV, VI and VII, as applicable, and his remaining share in Fund V, the Company Match Fund (Fund M) and the Pfizer Common Stock Fund, if any, and the remaining portion of the Member's Account payable pursuant to paragraph (b) above.

        Notwithstanding the above, a Member who terminates employment prior to age 65, other than by Disability, may only elect to settle his Account in accordance with Sections XI.A.1.(a) or (b) hereof. Regardless of the form of payment, all distributions shall comply with section 401(a)(9) of the Code and the Treasury regulations thereunder, including the minimum distribution incidental death benefit requirement of section 401(a)(9)(G) of the Code and the Treasury regulations thereunder, and such provisions shall override any Plan provisions otherwise inconsistent therewith.

        Notwithstanding the above, the installment distribution form of payment under Sections XI.A.1.(c) and (d) hereof shall not be available to any Member whose annuity starting date (within the meaning of section 417(f)(2) of the Code) is on or after April 1, 2003 or such later date as may be required pursuant to section 1.411(d)-4, Q&A 2(e)(1)(ii)(A) of the Treasury regulations.

        Accounts Left in the Plan After Termination. Notwithstanding the foregoing, if a Member who has a balance of at least $5,000 in his Account (determined without regard to the amount in the Member's Account attributable to Rollover Contributions) terminates employment without having made a selection of the form of his benefit in accordance with rules and procedures approved by the Committee, his Account will remain in the Plan until he makes a total withdrawal of his Account, reaches age 65, becomes Disabled, or dies, whichever first occurs, at which time settlement will be made in a lump sum distribution in cash or, if so selected, in cash and/or stock, in accordance with Section XI.A.1.(b) hereof, equal to the full value of his Account, determined as of the Value Determination Date immediately following or coincident with the date such distribution is requested in accordance with rules and procedures approved by the Committee or the date of distribution, if earlier, less the applicable withholding tax. Such Account may be totally withdrawn or may be transferred among Funds in accordance with the terms of the Plan, prior to such distribution. Also, only one (1) partial withdrawal will be permitted with respect to such an Account following termination of employment.

        Installment Distributions (Applicable to the Portion of the Member's Account, if any, equal to the March 31, 1997 Account balance). The initial installment distribution of a Member's Account pursuant to Sections XI.A.1.(c) and (d) hereof shall be equal to the value of the applicable portion of such Account as of the Value Determination Date immediately following or coincident with the date such distribution is requested in accordance with rules and procedures approved by the Committee, divided by the total number of installment distributions to be made. Subsequent installment distributions shall be equal to the value of such Account as of the Value Determination Date on the date of distribution, divided by the remaining number of installment distributions. For the purpose of determining the value of any Company or Pfizer Inc. common stock distributed hereunder, such value shall be the closing price of the stock on the New York Stock Exchange on such Value Determination Date.

        Delayed Distribution of Account. Notwithstanding anything to the contrary in the Plan, the benefit of each Member will be distributed or commence to be distributed to him in accordance with section 401(a)(9) of the Code, the Treasury regulations thereunder and other official guidance issued thereunder. Notwithstanding the foregoing, any such Member who attains age 70 1/2 before January 1, 2002, and who has not terminated employment with all Employers, shall have the right to have his distribution commence not later than April 1 of the calendar year following the calendar year in which the Member attains age 70 1/2. In addition, a terminating Member may, subject to Section XI.B. and Section XII hereof, have payment of his benefit commence at a date which shall be not more than thirteen (13) months following termination. Notwithstanding Section XI.A.3. hereof, in determining the value of the Account of a Member making such an election, the Value Determination Date immediately following or coincident with the date such withdrawal is requested in accordance with rules and procedures approved by the Committee shall be used.

        Death. In the event of a Member's death, his designated beneficiary, which in the case of a married Member shall be the Member's Spouse unless with the written consent of the Spouse that has been witnessed by a notary public or Plan representative, another beneficiary has been designated, or, if there is no Spouse or other designated beneficiary, his legal representative, shall receive as soon as practicable thereafter, but in no event later than one (1) year following the Member's death, in cash the full value of the Member's Account, based upon both his share in the Funds described in Section VII. hereof, as applicable, or, in lieu of such cash payment such beneficiary or representative may select settlement of the Member's Account in accordance with the alternative available under Section XI.A.1.(b) hereof to a Member upon terminating employment, provided that an irrevocable selection in writing of such settlement is received by the Committee not more than six (6) months following such death. Where payment has commenced to a Member prior to his death, payment to his Spouse or his designated beneficiary shall be over a period that is no longer than the period under which the Member was receiving benefits.

      Where distribution has not commenced to the Member at the time of his death, payments to the Spouse of a Member shall be made in a lump sum no later than the date on which the Member would have attained age 70 1/2, and distribution to the designated beneficiary of a Member shall be made in a lump sum no later than one (1) year following the date of the Member's death.

      In determining the net value of a Member's Account hereunder, the applicable Value Determination Date shall be the date of distribution. For the purpose of determining the value of Company or Pfizer common stock, such value shall be the closing price of the stock on the New York Stock Exchange on the applicable Value Determination Date.

      Form of Distributions

      Notwithstanding anything in this Plan to the contrary, in the event that the value of the Member's Account is less than or equal to $5,000 (determined without regard to the amount in the Member's Account attributable to Rollover Contributions) at the Value Determination Date immediately following or coincident with termination of employment, such value shall be immediately paid in a lump sum in accordance with Section XI.A.1.(a) hereof; provided, however, a Member may request such lump sum to be paid in accordance with Section XI.A.1.(b) hereof; provided, further, however that effective as of March 28, 2005, in the event of a mandatory distribution greater than $1,000 in accordance with the provisions of this Section XI.B., if the Member does not elect to have such distribution paid directly to an eligible retirement plan specified by the Member in a direct rollover or to receive the distribution directly in accordance with XI.A.1., then the plan administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the plan administrator. Notwithstanding the foregoing, if the value of the Member's Account exceeds $5,000 (determined without regard to the amount in the Member's Account attributable to Rollover Contributions) and becomes distributable to him on an immediate lump sum basis prior to his attaining age 65, no such distribution shall be made to him unless he consents to such distribution, in accordance with rules and procedures approved by the Committee, no more than ninety (90) days and no less than thirty (30) days prior to the anticipated date of the Member's distribution, as required by section 1.411(a)-11(c) of the Treasury regulations. If a distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than thirty (30) days after the notice required under section 1.411(a)-11(c) of the Treasury regulations is given, provided that:

            the Committee clearly informs the Member that the Member has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Member, after receiving the notice, affirmatively elects a distribution.

      Rollover Distributions

      Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section XI., a distributee may elect, at the time and in accordance with rules and procedures approved by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

      An eligible rollover distribution is a distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; any amount that is distributed on account of hardship; and the portion of any distribution that is attributable to after-tax Employee contributions unless such after-tax Employee contributions are (a) transferred to an individual retirement account or annuity described in Code Section 408(a), or (b) transferred through a trustee-to-trustee transfer to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for such after-tax Employee contributions.

      An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, a qualified trust described in section 401(a) of the Code, the terms of which permit acceptance of the distributee's eligible rollover distribution, an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan.

      A distributee is an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

      In the event that the provisions of this Section XI.C. or any part thereof cease to be required by law as a result of subsequent legislation or otherwise, this Section XI.C. or applicable part thereof shall be ineffective without necessity of further amendment of the Plan.

      Qualified Domestic Relations Order

      Notwithstanding any other provision of the Plan to the contrary, distribution of the amount to the credit of a Member's Account shall be made in accordance with the terms of a qualified domestic relations order, as defined in section 414(p) of the Code, issued with respect to a Member's Spouse, former Spouse, child or other dependent or any person specified in such order provided such order and the terms thereof meet the requirements of section 206(d) of ERISA. The Committee shall have full and complete discretion to determine whether a domestic relations order constitutes a "qualified domestic relations order," as defined in section 414(p) of the Code, and whether the putative alternate payee under such an order otherwise qualifies for benefits under the Plan. Notwithstanding any other provision of the Plan to the contrary, if the amount payable to an alternate payee under a qualified domestic relations order is less than or equal to $5,000, such amount shall be paid in one lump sum as soon as practicable following the qualification of the order, if such order provides for such payment. If the amount exceeds $5,000, it may be paid as soon as practicable following the qualification of the order if the alternate payee named in such order consents thereto and if such order provides for such payment; otherwise it may not be payable prior to the earlier of: (1) the date on which the Member is entitled to a distribution under the Plan, or (2) the later of (a) the Member's attainment of age 50, or (b) the earliest date on which the Member could begin receiving benefits under the Plan if the Member terminated employment.

      Limitation on Distribution of Qualified Deferred Earnings Contributions

      Qualified Deferred Earnings Contributions and any income allocable to such amounts, shall not be distributable earlier than the Member's termination of employment, death or hardship distribution. Such amounts may also be distributed, pursuant to section 401(k)(10) of the Code and solely in the form of a "lump sum distribution," as defined in section 401(k)(10)(B)(ii) of the Code, upon:

        termination of the Plan without the establishment or maintenance of another defined contribution plan (other than an "employee stock ownership plan," as defined in section 4975(e)(7) of the Code) by the Company, the disposition by the Company of at least 85% of the assets used by the Company in a trade or business thereof, to a corporation not required after such disposition to be aggregated with the Company pursuant to section 414(b), (c), (m) or (o) of the Code, where the Company continues to maintain the Plan after such disposition, and solely with respect to Employees who, subsequent to such disposition, continue employment with the corporation acquiring such assets, or the disposition by the Company of the Company's interest in a subsidiary, to an entity not required after such disposition to be aggregated with the Company pursuant to section 414(b), (c), (m) or (o) of the Code, where the Company continues to maintain the Plan after such disposition, and solely with respect to Employees who, subsequent to such disposition, continue employment with such subsidiary.

      MINIMUM DISTRIBUTION REQUIREMENTS

      General Rules

        Effective Date. The provisions of this Section XII will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

        Precedence. The requirements of this Section XII will take precedence over any inconsistent provisions of the plan.

        Requirements of Treasury Regulations Incorporated. All distributions required under this Section XII will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

      Time and Manner of Distribution

        Required Beginning Date. The Member's entire interest will be distributed, or begin to be distributed, to the Member no later than the Member's Required Beginning Date.

        Death of Member Before Distributions Begin. If the Member dies before distributions begin, the Member's entire interest will be distributed, or begin to be distributed, no later than as follows:

          If the Member's surviving Spouse is the Member's sole Designated Beneficiary, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2, if later.

          If the Member's surviving Spouse is not the Member's sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Member died.

          If there is no Designated Beneficiary as of September 30 of the year following the year of the Member's death, the Member's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member's death.

          If the Member's surviving Spouse is the Member's sole Designated Beneficiary and the surviving Spouse dies after the Member but before distributions to the surviving Spouse begin, this Section XII.B.2., other than Section XII.B.2.(a), will apply as if the surviving Spouse were the Member.

        For purposes of this Section XII.B.2.and Section XII.D., unless Section XII.B.2.(d) applies, distributions are considered to begin on the Member's Required Beginning Date. If Section XII.B.2.(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under Section XII.B.2.(a).

        Forms of Distribution. Unless the Member's interest is distributed in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with sections XII.C. and XII.D hereof.

      Required Minimum Distributions During Member's Lifetime

        Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Member's lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

          the quotient obtained by dividing the Member's Account Balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Member's age as of the Member's birthday in the Distribution Calendar Year; or

          if the Member's sole Designated Beneficiary for the Distribution Calendar Year is the Member's Spouse, the quotient obtained by dividing the Member's Account Balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Member's and Spouse's attained ages as of the Member's and Spouse's birthdays in the Distribution Calendar Year.

        Lifetime Required Minimum Distributions Continue Through Year of Member's Death. Required minimum distributions will be determined under this Section XII.C. beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member's date of death.

      Required Minimum Distributions After Member's Death.

        Death On or After Date Distributions Begin.

          Member Survived by Designated Beneficiary. If the Member dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member's death is the quotient obtained by dividing the Member's Account Balance by the longer of the remaining Life Expectancy of the Member or the remaining Life Expectancy of the Member's Designated Beneficiary, determined as follows:

            The Member's remaining Life Expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

            If the Member's surviving Spouse is the Member's sole Designated Beneficiary, the remaining Life Expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Member's death using the surviving Spouse's age as of the Spouse's birthday in that year. For Distribution Calendar Years after the year of the surviving Spouse's death, the remaining Life Expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse's birthday in the calendar year of the Spouse's death, reduced by one for each subsequent calendar year.

            If the Member's surviving Spouse is not the Member's sole Designated Beneficiary, the Designated Beneficiary's remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Member's death, reduced by one for each subsequent year.

          No Designated Beneficiary. If the Member dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Member's death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member's death is the quotient obtained by dividing the Member's Account Balance by the Member's remaining Life Expectancy calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

        Death Before Date Distributions Begin.

          Member Survived by Designated Beneficiary. If the Member dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member's death is the quotient obtained by dividing the Member's Account Balance by the remaining Life Expectancy of the Member's Designated Beneficiary, determined as provided in Section XII.D.1.

          No Designated Beneficiary. If the Member dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Member's death, distribution of the Member's entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member's death.

          Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Member dies before the date distributions begin, the Member's surviving Spouse is the Member's sole Designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under Section XII.B.2.(a), this Section XIID.2. will apply as if the surviving Spouse were the Member.

      Definitions

        Designated Beneficiary. The individual who is designated as the beneficiary under Section XI.A.5. of the plan and is the designated beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

        Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member's death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Member's Required Beginning Date. For distributions beginning after the Member's death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section XII.B.2. The required minimum distribution for the Member's first Distribution Calendar Year will be made on or before the Member's Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Member's Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

        Life Expectancy. Life Expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

        Member's Account Balance. The account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

        Required Beginning Date. The April 1st of the calendar year immediately following the later of: (i) the calendar year in which the Member attains age 70 1/2 or (ii) the calendar year in which the Member retires; provided, however, that subsection (ii) hereof shall not apply in case of a Member who is a 5% owner as defined in section 416 of the Code at any time during the Plan Year ending with or within the calendar year in which such Member attains 70 1/2.

      SAVINGS AND INVESTMENT PLAN COMMITTEE

      This Plan shall be administered by a Savings and Investment Plan Committee consisting of at least three (3) persons, who may be Members of the Plan, appointed by the Board of Directors of the Company. Members of the Committee shall serve at the pleasure of the Board of Directors of the Company, and may resign at any time upon due notice in writing. The Committee shall act by a majority of its members, and the Secretary thereof shall certify its actions to the Trustee.

      1.    The Committee shall be the Plan Administrator and shall have fiduciary responsibility under the Employee Retirement Income Security Act of 1974, as amended, for the general operation of the Plan, and the exclusive authority and responsibility (i) to appoint and remove or select investment managers, if any, the Trustee or any successor Trustee under the Plan and the Trust Agreement and pooled investment vehicles and investment advisers thereof, (ii) to direct the segregation of all or a portion of the assets of the Plan Trust into an investment manager account or accounts at any time and from time to time and to add or to withdraw assets from such investment manager account or accounts as it deems desirable or appropriate, (iii) to direct the Trustee to enter into a group annuity contract or contracts, in such form and on such terms as may be approved by the Committee to provide for annuity settlements under the Plan, and (iv) to direct the Trustee to enter into one (1) or more investment contracts with one or more insurance companies or financial institutions as provided in Section VII.A. hereof and in the Trust Agreement; provided, however, that, except as expressly set forth above, the Committee shall have no responsibility for or control over the investment of the Plan assets held in the Funds established hereunder. The Committee may appoint or employ, and compensate such persons as it deems necessary to render advice with respect to any responsibility of the Committee under the Plan. The Committee may allocate to any one (1) or more of its members any responsibility that it may have under the Plan and may designate any other person or persons to carry out any responsibility of the Committee under the Plan. Any person may serve in more than one fiduciary capacity with respect to the Plan.

      2.    The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan not otherwise reserved to the Company, the Board of Directors or the Trustee. The Committee shall have all powers to administer the Plan, within its discretion, other than the power to invest or reinvest the assets of the Plan to the extent such powers have been delegated to the Trustee, an insurance company and/or an asset manager. The Committee shall have total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan; to decide questions relating to an individual's eligibility to participate in the Plan and/or eligibility for benefits and the amounts thereof; to have fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits or participation; to make such adjustments as it deems necessary or desirable to correct any arithmetical or accounting errors; to determine the amount, form, and timing of any distribution to be made hereunder; to approve and enforce any loan hereunder including the repayment thereof, as well as to resolve any conflict. The Committee shall have the discretion to make factual determinations relating to the amount and manner of any allocations and distributions of benefits. In making its decisions, the Committee shall be entitled to, but need not rely upon, information supplied by a Member, beneficiary or representative thereof. The Committee shall have full and complete discretion to determine whether a domestic relations order constitutes a "qualified domestic relations order" under applicable law and whether the putative alternative payee under such an order otherwise qualifies for benefits hereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as it shall deem necessary to carry out the purposes of the Plan. The Committee's decision in such matters shall be binding and conclusive as to all parties.

      3.    The Committee shall determine whether a judgment, decree, or order, including approval of a property settlement agreement, made pursuant to a state domestic relations law, including a community property law, that relates to the provision of child support, alimony payments, or marital property rights of a Spouse, former Spouse, child, or other dependent of the Member is a qualified domestic relations order within the meaning of section 414(p) of the Code, and shall give the required notices and segregate any amounts that may be subject to such order if it is a qualified domestic relations order, and shall administer the distributions required by any such qualified domestic relations order.

      4.    The Committee is authorized to make such uniform rules as may be necessary to carry out the provisions of the Plan and shall determine, in its sole discretion, any questions arising in the administration, interpretation and application of the Plan, which determination shall be conclusive and binding on all parties. In exercising such powers and authorities, the Committee shall at all times exercise good faith, apply standards of uniform application, and refrain from arbitrary action. The Committee is also authorized to adopt such uniform rules as it may consider necessary or desirable for the conduct of its affairs and the transaction of its business, including, but not limited to, the power on the part of the Committee to act without formally convening and to provide that action of the Committee may be expressed by written instruments signed by a majority of its members. It shall elect a Secretary, who need not be a member of the Committee, who shall record the minutes of its proceedings and shall perform such other duties as may from time to time be assigned to him. The Committee may retain legal counsel (who may be the General Counsel of the Company) when and if it be found necessary or convenient to do so, and may also employ such other assistants, clerical or otherwise, as may be needed, and expend such monies as may be required for the proper performance of its work. Such costs and expenses shall be borne by the Company in accordance with the provisions of this Section XIII.

      5.    To the extent permitted by law, the Committee, the Boards of Directors of the Employers, and the Employers and their respective officers shall not be liable for the directions, actions or omissions of any agent, legal or other counsel, accountant or any other expert who has agreed to the performance of administrative duties in connection with the Plan or Trust. The Committee, the Boards of Directors of the Employers, and the Employers and their respective officers shall be entitled to rely upon all certificates, reports, data, statistics, analyses and opinions which may be made by such experts and shall be fully protected in respect to any action taken or suffered by them in good faith reliance upon any such certificates, reports, data, statistics, analyses or opinions; all actions so taken or suffered shall be conclusive upon each of them and upon all persons having or claiming to have any interest in or under the Plan.

      Each member of the Committee shall be indemnified by the Company against all costs and expenses (including counsel fees but excluding any amount representing a settlement unless such settlement be approved by the Company) reasonably incurred by or imposed upon him in connection with or resulting from any action, suit or proceeding to which he may be made a party by reason of his being or having been a member of the Committee (whether or not he continues to be a member of the Committee at the time when such cost or expense is incurred or imposed), to the full extent of the law. The foregoing rights of indemnification shall not be exclusive of other rights to which any member of the Committee may be entitled as a matter of law, contract or otherwise.

      TRUST AGREEMENT

  The Company shall enter into a written Trust Agreement with a trustee of its choice, to become effective upon the date this Plan becomes effective, providing for the administration of the Funds established hereunder. The Trust Agreement shall provide that all of the Funds will be held, managed, invested and re-invested and distributed thereunder in accordance with its provisions and the provisions of the Plan. The Trust Agreement shall provide that it may be amended in whole or in part by the Company at any time or from time to time and in any manner, except that no part of the Trust Fund, either by reason of any amendment, or otherwise, shall ever be used for or diverted to purposes other than for the exclusive benefit of Members and their beneficiaries and the payment of administrative expenses. The Trust Agreement shall be deemed to form a part of the Plan, and any and all rights or benefits which may accrue to any person under this Plan shall be subject to all the terms and provisions of the Trust Agreement.

      ASSOCIATE COMPANIES

      Any corporation of which the Company owns directly or indirectly 80% of the issued and outstanding shares of stock, with the consent of the Company, by taking appropriate corporate action may become an Associate Company and secure the benefits of this Plan for its employees by adopting this Plan as its Plan, by becoming party to the Trust Agreement, and by taking such other actions as the Company shall consider necessary or desirable to accomplish that purpose. The Company may, upon thirty (30) days' written notice, request an Associate Company to withdraw from the Plan, and upon the expiration of such thirty (30) day period, unless such Associate Company has taken appropriate corporate action to accomplish such withdrawal, such Associate Company shall be deemed to have withdrawn from the Plan. Accounts of the Members of such Associate Company shall be vested and settled in the manner provided in Section XXIII.C. hereof.

      Any Associate Company may at any time segregate from further participation in the Trust under the Trust Agreement. Such Associate Company shall file with the Trustee a document evidencing its segregation from the Trust Fund and its continuance of a Trust in accordance with the provisions of the Trust Agreement as though such Associate Company were the sole creator thereof. In such event, the Trustee shall deliver to itself as Trustee of such trust such part of the Trust Fund as may be determined by the Committee to constitute the appropriate share of the Trust Fund then held in respect of the Members of such Associate Company. Such former Associate Company may thereafter exercise in respect of such Trust Agreement all the rights and powers reserved to the Company and to the Committee under the provisions of the Trust Agreement.

  In a similar manner, the appropriate share of the Trust Fund determined by the Committee to be then held in respect of Members in any division, plant, location or other identifiable group or unit of the Company or an Associate Company may be segregated, and the Trustee shall hold such segregated assets in the same manner and for the same purpose as provided above in the event of segregation of an Associate Company, and the Company or any successor owner of the segregated unit shall have the rights and powers hereinabove provided for a segregated Associate Company.

      VOTING RIGHTS

      The Trustee shall have the sole and exclusive right to vote any securities held in Funds I, II, III, IV, VI and VII, in its discretion. With respect to Minerals Technologies Inc. common stock held in Fund V and the Company Match Fund (Fund M), each Member shall be entitled to give voting instructions to the Trustee with respect to his interest, if any, in such stock. Each Member's interest in Minerals Technologies Inc. common stock shall be computed by multiplying the total number of shares held by the Trustee on the applicable shareholder record date by the ratio of the value of Fund V and the Company Match Fund (Fund M), if any, credited to such Member (as of the most recent Value Determination Date prior to the shareholder record date for which the Committee has completed its determination of the value of such Funds and delivered the results of such determination to the Trustee, but in no event shall such Value Determination Date be more than sixty (60) days prior to the shareholder record date) to the total value of all Minerals Technologies Inc. common stock credited to all Members as of such Value Determination Date, excluding the value of such stock allocated to Members whose accounts have been distributed prior to the shareholder record date. Written notice of any meeting of the Company, the proxy statement and a request for voting instructions will be mailed by the Company to each Member having an interest in Fund V and/or the Company Match Fund (Fund M), except those Members having only a fractional interest in a common share of the Company. The Trustee shall vote shares and fractional shares of such Company common stock in accordance with the written direction of each Member with respect to his interest, if any, provided such direction is received by the Trustee at least three (3) days before the date set for the meeting at which such Company common stock is to be voted. Shares and fractional shares of Company common stock with respect to which no such direction shall be timely given, shall be voted in the same ratio, to the nearest whole vote, as the shares with respect to which instructions were received from Members. In the event of a tender or exchange offer for Company common stock, each Member shall determine whether his shares shall be tendered or exchanged by notifying the Trustee in writing on a form to be supplied by the Company. In connection with any such tender or exchange offer, the Company shall notify each affected Member of such tender or exchange offer and distribute such information as is distributed to shareholders in connection therewith. Such determination shall be held in confidence by the Trustee. Shares and fractional shares of Company common stock with respect to which no direction shall be timely given shall not be tendered or exchanged by the Trustee on the assumption that the Member does not wish to have his shares tendered or exchanged.

      With respect to Pfizer Inc. common stock held in Pfizer Inc. Common Stock Fund, each Member shall be entitled to give voting instructions to the Trustee with respect to his interest, if any, in such stock. Each Member's interest in Pfizer Inc. common stock shall be computed by multiplying the total number of shares held by the Trustee on the applicable shareholder record date by the ratio of the value of the Pfizer Inc. Common Stock Fund, if any, credited to such Member (as of the most recent Value Determination Date prior to the shareholder record date for which the Committee has completed its determination of the value of such Fund and delivered the results of such determination to the Trustee, but in no event shall such Value Determination Date be more than sixty (60) days prior to the shareholder record date) to the total value of all Pfizer Inc. common stock credited to all Members as of such Value Determination Date, excluding the value of such stock allocated to Members whose accounts have been distributed prior to the shareholder record date. Written notice of any meeting of Pfizer Inc., the proxy statement and a request for voting instructions will be mailed by the Trustee to each Member having an interest the Pfizer Inc. Common Stock Fund, except those Members having only a fractional interest in a common share of Pfizer Inc. The Trustee shall vote shares and fractional shares of such Pfizer Inc. common stock in accordance with the written direction of each Member with respect to his interest, if any, provided such direction is received by the Trustee at least three days before the date set for the meeting at which such Pfizer Inc. common stock is to be voted. Shares and fractional shares of Pfizer Inc. common stock with respect to which no such direction shall be timely given, shall be voted in the same ratio, to the nearest whole vote, as the shares with respect to which instructions were received from Members.

      ADMINISTRATIVE COSTS

  Subject to the provisions of Section VII.A. hereof pertaining to charges to Member Accounts for certain investment transactions, all costs and expenses of administering the Plan (except certain expenses with respect to the processing of loan applications and with respect to the Mutual Fund Window which shall be borne by such Member and except for the fees and charges of the investment managers which shall be charged against the applicable investment fund) shall be borne by the Company, and until so paid shall represent a lien in favor of the Trustee, or investment manager, as applicable, against each respective Fund.

      NON-ALIENATION OF BENEFITS

  No benefit payable under the provisions of the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall benefits be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any Member or beneficiary except as specifically provided (i) by a qualified domestic relations order within the meaning of section 414(p) of the Code, or (ii) in connection with a judgment or settlement entered into on or after August 5, 1997, involving the Plan pursuant to the requirements of section 401(a)(13)(C) of the Code.

      NOTICE

  Whenever an Employer, the Committee or the Trustee is required to take action pursuant to a request or direction from an eligible Employee or a Member participating in the Plan, such request or direction must be given at such time and in the form prescribed by the Employer, the Committee or the Trustee, as applicable.

      INVESTMENTS

  Each Member shall assume all risk in connection with any decrease in the market value of any investment in the respective Funds in which he participates, including Fund V, the Company Match Fund (Fund M) and the Pfizer Common Stock Fund, if any, and such Funds shall be the sole source of all payments to be made under the Plan.

  Neither the Company, any Associate Company, the Committee or the Trustee, nor any officer or employee of any of them, is authorized to advise a Member as to the manner in which his contributions to the Plan should be invested. The election of the Fund or Funds in which a Member participates is his sole responsibility, and the fact that designated Funds are available to Members for investment or that limitations may be established with respect to maximum investments in one or more Funds shall not be construed as a recommendation for or against the investment of a Member's contributions hereunder in any of such Funds.

      TREASURY APPROVAL

  This Plan and the contributions thereto shall be conditional upon a determination by the Internal Revenue Service that the Plan meets the applicable requirements of section 401(a) of the Code and that the Trust is exempt under section 501(a) of the Code. Contributions made to the Plan are conditioned upon their deductibility under the Code.

      MISCELLANEOUS

      The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York, except to the extent superseded by any controlling Federal statute.

      If any Member, former Member, or beneficiary, in the judgment of the Committee, is legally, physically or mentally incapable of personally receiving and receipting for any payment due hereunder payment may be made to the guardian or other legal representative of such Member, former Member or beneficiary or to such other person or institution who, in the opinion of the Committee, is then maintaining or has custody of such Member, former Member or beneficiary. Such payments shall constitute a full discharge with respect to such payments.

      Nothing contained herein or in the Trust Agreement shall entitle any Member, former Member, beneficiary or any other person to the right or privilege of examining or having access to the books or records of the Company, any Associate Company, the Committee or the Trustee; nor shall any such person have any right, legal or equitable, against the Company or an Associate Company, or any director, officer, employee, agent or representative thereof, or against the Committee or the Trustee, except as expressly provided herein.

      The Committee shall be fully protected in respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any actuary, accountant, legal counsel, appraiser, or physician, and all action so taken or suffered shall be conclusive upon all Members, former Members, beneficiaries, heirs, distributees, personal representatives and any other person claiming under the Plan.

      Participation in the Plan shall not be construed as conferring any legal rights upon any Member for a continuation of employment nor shall it interfere with the rights of the Company or any Associate Company to terminate any Member and to treat him without regard to the effect which such treatment might have upon him as a Member.

      Notwithstanding any other provision of the Plan to the contrary, an Insider (as defined in Section X. hereof) may not elect to (i) increase his interest in Fund V (whether by direction of future After-Tax or Qualified Deferred Earnings Contributions or by transfer of amounts into Fund V from other Funds pursuant to Section VII.A. hereof) within six (6) months of an election to decrease his interest in Fund V or withdraw from Fund M (or in an investment in Minerals Technologies Inc. common stock under another plan of the Company), or (ii) decrease his interest, if any, in Fund V (whether by direction of future After-Tax Contributions or Qualified Deferred Earnings Contributions or by transfer of amounts out of Fund V to other Funds pursuant to Section VII.A. hereof) or Fund M within six (6) months of an election to increase his interest in Fund V (or in an investment in Mineral Technologies Inc. common stock under another plan of the Company), or (iii) increase his interest in Fund V (whether by direction of future After-Tax Contributions or Qualified Deferred Earnings Contributions or by transfer of amounts into Fund V from other Funds pursuant to Section VII.A. hereof) within six (6) months of (I) a cash withdrawal from his Account (other than a cash withdrawal in connection with such Insider's termination of employment) to the extent that such withdrawal results in a withdrawal of an amount invested in Fund V or Fund M, or (II) a withdrawal from any other plan maintained by the Company (other than a cash withdrawal in connection with such Insider's termination of employment) to the extent that such withdrawal constitutes a withdrawal of Mineral Technologies Inc. common stock. To the extent any provision of the Plan or action of the Plan administrators involving an Insider is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Insider, to the extent permitted by law and deemed advisable by the Plan administrators.

      TERMINATION, AMENDMENT OR SUSPENSION OF THE PLAN

      The Company expects to continue the Plan indefinitely but reserves the right to amend, suspend or discontinue it in whole or in part at any time and in its sole and absolute discretion of its Board of Directors in accordance with its established rules of procedure. Such amendments or modifications may be retroactive if necessary or appropriate to qualify or maintain the Plan or Trust as a Plan or Trust meeting the requirements of section 401 of the Code, to secure and maintain the tax exemption of the Trust under section 501 of the Code, and in order that the contributions to the Plan be deductible under section 404(a) of the Code or any other applicable provisions of the Code and Treasury regulations issued thereunder.

      In the event of suspension of the Plan, all provisions of the Plan shall continue in effect during such period of suspension, except Sections V., VI., and those provisions of Section X. hereof which permit resumption of contributions. Upon continuous suspension of the Plan for a period of three (3) years, the Plan shall terminate.

      In the event of termination of the Plan in whole or in part or upon the complete discontinuance of contributions, Accounts of affected Members shall be settled and distributed under the provisions of Section XI.A. hereof as though the termination of employment had occurred on the date of such termination or discontinuance; provided, however, that the amount distributed to affected Member's and beneficiaries shall be the net value of the Member's Account determined as of the Value Determination Date on the date of distribution.

      The Committee may make administrative changes to the Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.

      PLAN MERGERS AND CONSOLIDATIONS

  In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Members of this Plan, the assets of the Trust Fund applicable to such Members shall be transferred to the other trust fund only if:

            each Member would, if either this Plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if this Plan had then terminated; and

            the Employer and any new or successor employer of the affected Members shall authorize such transfer of assets.

      CLAIMS PROCEDURE

      If an Employee, Member or beneficiary ("Claimant") who had made application for, received a distribution of or has otherwise claimed entitlement to amounts in a Member's Account receives an adverse determination with respect to a claim for benefits which determination results, wholly or partially, in the denial, reduction or termination of benefits under the Plan, or the failure to provide full or partial payment, or if such adverse determination is based upon eligibility, the Vice President -- Organization and Human Resources, Minerals Technologies Inc. (the "Plan Representative") shall provide the Claimant with written notification or electronic notification (in accordance with the requirements of sections 2520.104b-1(c)(1)(i), (iii) and (iv) of the Department of Labor regulations) of the adverse determination with respect to the claim within a reasonable period of time, but not later than ninety (90) days after the claim has been received by the Plan; provided, however, that, in the event of special circumstances, such period may be extended beyond the initial ninety-day period but not later than one hundred and eighty (180) days after the claim has been received by the Plan. In the event of such an extension, the Claimant shall be notified in writing of the extension prior to the expiration of the initial ninety-day period. Such notification shall explain the special circumstances requiring the extension and indicate the date by which the Plan expects to render a determination with respect to the claim.

      The notification of the adverse determination with respect to a claim provided to the Claimant shall set forth the following:

        the specific reason or reasons for the adverse determination;

        reference to the specific Plan provisions on which the adverse determination is based;

        a description of any material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

        appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including any time limits applicable with respect to such steps; and

        a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following the adverse determination on review with respect to the claim.

      Any request for a review must be made in writing to the Plan Representative within sixty (60) days of the date the Plan Representative notifies the Claimant of the adverse determination with respect to the claim. Upon receipt by the Plan of the request for review, the claim will be reviewed by the Committee. A Claimant's request for a review must be given a full and fair review by the Committee. In connection with such request, the Claimant, or his duly authorized representative, may:

        upon request and free of charge, have reasonable access to all documents, records and other information that is relevant (within the meaning of section 2560.503-1(m)(8) of the Department of Labor regulations) to the claim; and

        submit written comments, documents, records and other information relating to the claim.

      The review of the claim by the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination.

      If the Committee deems it appropriate, it may hold a hearing with respect to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The determination of the Committee shall be made within a reasonable period of time, but not later than sixty (60) days after receipt by the Plan of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which event such determination shall be rendered not later than one hundred and twenty (120) days after receipt by the Plan of the request for review. If such an extension is required, written notification of the extension shall be furnished to the Claimant prior to the expiration of the initial sixty-day period. Such notification shall explain the special circumstances requiring the extension and indicate the date by which the Plan expects to render a determination with respect to the review of the claim.

      The Committee shall provide the Claimant with written notification or electronic notification (in accordance with the requirements of section 2520.104b-1(c)(1)(i), (iii) and (iv) of the Department of Labor regulations) of its determination with respect to its review of the claim. If the adverse determination with respect to the claim is upheld by the Committee, the notification shall set forth:

        the specific reason or reasons for the adverse determination;

        reference to the specific Plan provisions on which the adverse determination is based;

        a statement that the Claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of section 2560.503-1(m)(8) of the Department of Labor regulations) to the adverse determination with respect to the claim; and

        a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following the adverse determination on review with respect to the claim.

      All interpretations, determinations and decisions of the Committee with respect to any claim shall be made by the Committee in its sole discretion based on the Plan and documents presented to it and shall be final, conclusive and binding.

      TOP-HEAVY RULE

      Notwithstanding any provision in the Plan to the contrary, if the Plan is determined by the Committee to be top-heavy, as that term is defined in section 416 of the Code, in any calendar year, then for that calendar year the minimum benefit rule, as set forth below, shall be applicable. Determination of whether the Plan is top-heavy shall be made in accordance with the definition of "top heavy group" as set forth in Section XXVI.B.7. hereof.

      Definitions solely applicable to this Section XXVI.

        "Compensation" shall mean the amount reportable by the Employer for federal income tax purposes as wages paid to the Member for such period.

        "Determination Date" the date for determining whether the Plan is top-heavy, shall be the December 31 of the preceding year.

        "Key Employee" shall have the same meaning as in section 416(i)(1) of the Code. Where an individual's compensation is a factor in determining whether he is a Key Employee, the term "compensation" shall be as defined in Section VI.E.2.

        "Non-Key Employee" shall mean an employee other than a Key Employee as defined in Section XXVI.B.3. hereof.

        "Valuation Date," for minimum funding purposes, shall be a date within the twelve (12) month period ending on the Determination Date, regardless of whether a valuation for minimum funding purposes is performed in that year.

        "Aggregation group" shall consist of a "required aggregation group" of plans that shall include each plan qualified under section 401(a) of the Code which is maintained by the Employer and (1) in which a Key Employee is a participant in the Plan Year that contains the Determination Date, or (2) which enables any other plan in which a Key Employee is a participant to meet the requirements of section 401(a)(4) or 410 of the Code. In addition, at the election of the Committee, an aggregation group may be expanded to include the "permissive aggregation group." A "permissive aggregation group" consists of the plans of the Employer that are required to be aggregated, plus one or more plans of the Employer that are not part of a required aggregation group, but that satisfy the requirements of sections 401(a)(4) and 410 of the Code when considered with the required aggregation group.

        "Top heavy group" shall mean any aggregation group for which the sum (as of the determination date) of (I) the present value of the cumulative accrued benefits for key employees under all defined benefit plans included in such group, and (II) the aggregate of the accounts of key employees under all defined contribution plans included in such group, exceeds 60% of a similar sum determined for all employees.

      For the purpose of determining whether this Plan is top-heavy, this Plan and the Company's Retirement Plan shall be considered an aggregation group, as defined in Section XXVI.B.6. hereof.

      Minimum Benefit solely applicable to this Section XXVI. No Employer Contributions in addition to those made under Section VI. hereof shall be credited the Account of a Non-Key Employee who is a Member of the Plan, if this Plan becomes top-heavy. However, in such event, the actuarial equivalent of the value of all Employer Matching Contributions under this Plan whether or not attributable to years in which the Plan is top-heavy, shall be applied as an offset against the minimum annual benefit provided under Article 13 of the Company's Retirement Plan.

      LOAN PROVISIONS

  Upon the request of a Member in active service and in accordance with rules and procedures approved by the Committee, the Committee shall direct the Trustee to lend to the Member an amount not in excess of the lesser of (i) $50,000, reduced by the excess, if any, of the highest outstanding balance of any other such loans to such Member during the previous twelve (12) months, over the outstanding balance of loans from the Plan on the date on which such loan is made, or (ii) one-half (1/2) of the balance of such Member's Account, determined as of the most recent Value Determination Date. In no event shall any loan be made pursuant to this Section XXVII. in an amount less than $1,000. The terms of any loan granted under this Section XXVII. shall be evidenced by a promissory note signed by the Member. Each loan made hereunder shall be an investment of the Member's Account over which such Member has exercised investment control and any such loan shall be made first from the Member's Qualified Deferred Earnings Contributions and the earnings thereon until they are exhausted, then from his Employer Matching Contributions and the earnings thereon until they are exhausted and finally from his After-Tax Contributions and the earnings thereon.

  Except as otherwise provided in this Section XXVII., the terms of any loan granted by the Committee shall be arrived at by mutual agreement between the Member and the Committee; provided, however, that the term of any loan in no event shall exceed five (5) years from the day on which the loan is granted. Notwithstanding the foregoing, loans used to acquire any dwelling unit which is to be used (determined at the time the loan is made) as the principal residence of the Member may be for a term in excess of five (5) years. Repayment of loans shall be made in accordance with a definite repayment schedule as selected by the Member in accordance with the foregoing provisions of this Section XXVII., provided that repayment is made in substantially level amounts, no less frequently than quarterly. Repayments, together with the attendant interest payments, will be credited to the Member's Account and shall be invested in the Funds, in accordance with the Member's then effective investment election, except to the extent that the source of the loan was Employer Matching Contributions (Fund M (the Company Match Fund), or the Pfizer Common Stock Fund as an employer matching contribution), in which case repayments shall be credited to Fund M, to the extent the source of the loan was Employer Matching Contributions. If a Member fails to pay an installment of his loan such loan will be in default as of the date which is ninety (90) days after the date such installment was first due in accordance with the repayment schedule as originally selected by the Member. Upon default, the outstanding loan will be deemed a distribution from the Plan. Notwithstanding any other provision of this Section XXVII. to the contrary, any Member who defaults on a loan from the Plan shall not again be eligible for a loan hereunder.

  Any loan granted by the Committee shall be adequately secured by collateral of sufficient value to secure repayment of the principal balance of the loan, plus interest. The collateral may consist of a portion of the Member's interest in his Account, but in no event may more than one-half (1/2) of the Member's interest in his Account be used as collateral for a loan. As additional security for the loan repayment, the Committee shall require the Member to authorize, in writing, the Company to withhold from payments of his salary the amount necessary to discharge the loan. In such case, the Company shall then remit the withheld amounts to the Trustee, and the Trustee shall apply the remittances in reduction of the outstanding obligation of the Member under the loan. If any amount remains outstanding as an obligation of the Member under the loan when a distribution is to be made from his Account under the Plan, including a distribution on account of termination of employment, then, notwithstanding any provision of the Plan to the contrary, the balance of his Account shall be reduced to the extent necessary to discharge the obligation and such action shall be considered a distribution from the Plan.

  All loans shall bear a rate of interest commensurate with the interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances, as determined by the Committee, which rate will remain in effect for the term of the loan. Each loan applicant shall receive a statement clearly setting forth the charges involved in the loan transaction, including the dollar amount and effective annual interest rate.

  Notwithstanding anything in this Section XXVII. to the contrary, a Member may, at any time and in his sole discretion, repay in full the outstanding amount of any loan previously granted under this Section XXVII. Only one (1) loan may be outstanding at any time.

  Notwithstanding the foregoing, a Member who has an outstanding loan and is absent from employment as a result of a qualified leave of absence may elect, in accordance with rules and procedures approved by the Committee, to suspend payments of principal and interest on his loan for a period not to exceed one (1) year. Any such suspension will neither change the total amount of principal and interest due under the original term of the loan nor change the term of the loan as originally selected by the Member. Upon the expiration of the approved period of suspension of payments, installment payments will resume under a revised repayment schedule based on the outstanding principal and interest and the remaining term of the loan.

  To the extent required by law and in accordance with rules and procedures approved by the Committee, loans shall be made on a reasonable equivalent basis to any beneficiary or former Member (i) who maintains an Account balance under the Plan and (ii) who is still a party-in-interest (within the meaning of section 3(14) of ERISA) with respect to the Plan.

  The costs of administering this loan program shall be borne by the borrowing Members.

Schedule A

Groups or Classes eligible for participation in the Savings and Investment Plan (except in each case employees covered by a collective bargaining agreement that does not provide for coverage of such employees under the Plan if there is evidence that retirement benefits were the subject of good faith bargaining):

    All employees in the service of Minerals Technologies Inc.

    All employees in the service of the following Associate Companies:

Barretts Minerals Inc.
Specialty Minerals Inc.
MINTEQ International Inc.
Specialty Minerals (Michigan) Inc.
Specialty Minerals Mississippi Inc.
Synsil Products Inc.